U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utilitiy Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person

     Karas             Paul                 A.
     (Last)            (First)              (Middle)

     6335 Ferris Square, Suites G-H
     (Street)

     San Diego         California       92126
     (City)            (State)          (Zip)

2.   Issuer Name and Ticker or Trading Symbol:  Creative Host Services, Inc.
     CHST

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year:  November 1997

5.   If Amendment, Date of Original (Month/Day/Year)

6.   Relationship of Reporting Person to Issuer  (Check all applicable)

     /x /  Director                              /  /  10% Owner
     /  /  Officer (give title below)            /  /  Other (Specify below)


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficiallly
          Owned

                       2. Transaction   3. Transaction   4. Securities Acquired
                       Date (Month/     Code (Instr. 8)  (A) or Disposed (D)
1. Title of Security   Day/Year)        Code         V   (Instr. 3, 4 and 5)
   (Instr. 3)                                            Amount  (A) or   Price
                                                                 (D)




                       5. Amount of     6. Ownership     7. Nature of Indirect
                       Securities       Form: Direct     Beneficial Ownership
                       Beneficially     (D) or Indirect  (Instr. 4)
                       Owned at End     (I) (Instr. 4)
                       of Month
                       (Instr. 3 and 4)







Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Table II: Derivative Security Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                         2. Conversions     3. Transaction  4. Transaction Code
1. Title of Derivative   or Exercise Price  Date (Month/    (Instr. 8)
Security (Instr. 4)      of Derivative      Day/Year)
                         Security

1997 Stock Option Plan   $3.875             11/01/97            A

                         5. Number of         6. Date Exercisable and
                         Derivative Securities Expiration Date (Month/Day/Year) Acquired (A) or
                         Disposed of (D)      Date Exercisable  Expiration Date
                         (Instr. 3, 4 and 5)

                         Amount  (A) or (D)

                          2,500   A           11/01/97           01/01/2007
                          3,500   A           01/01/99           01/01/2007
                          4,000   A           01/01/2000         01/01/2007



                         7. Title and Amount of Underlying Securities
                         (Instr. 3 and 4)

                         Title                  Amount or Number
                                                of Shares

                         Common Stock           10,000

                         8. Price of         9. Number of Derivative
                         Derivative Security Securities Beneficially
                         (Instr. 5)          Owned at End of Month
                                             (Instr. 4)



                         10. Ownership Form       11. Nature of Indirect
                         of Derivative Security:  Beneficial Ownership
                         Direct (D) or Indirect   (Instr. 4)
                         (I) (Instr. 4)

                               D


Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                            /s/ Paul A. Karas
                                            _____________________________
                                            Signature of Reporting Person